Exhibit 99.1

Northwest Bancshares, Inc.	NexTier, Inc.
100 Liberty Street	245 Pittsburgh Road
Warren, PA 16365	Butler, PA 16003
FOR IMMEDIATE RELEASE
May 5, 2010

CONTACTS:
William J. Wagner	Donald Shamey	Margaret Irvine Weir
President and CEO	President	President
Northwest Bancshares, Inc.	NexTier, Inc.	NexTier Bank
Warren, Pennsylvania	Butler, Pennsylvania	Butler, Pennsylvania
TEL: (814) 726-2140	TEL: 724-214-5803	TEL: 724-214-5804
NORTHWEST BANCSHARES, INC. TO ACQUIRE NEXTIER BANK
     Warren, Pennsylvania and Butler, Pennsylvania. May 5, 2010
     Northwest Bancshares, Inc. (Nasdaq Global Select Market: NWBI), the holding company for Northwest Savings Bank, and NexTier, Inc., the holding company for NexTier Bank, announced jointly today that they have entered into a definitive agreement whereby Northwest Bancshares, Inc. and Northwest Savings Bank would acquire NexTier, Inc. and NexTier Bank. Under the terms of the agreement, the shareholders of NexTier, Inc. will receive $200.00 in cash for each outstanding share of common stock of NexTier, resulting in a cash payment by Northwest of approximately $20.3 million. As described in the definitive merger agreement, the purchase price is subject to downward adjustment if interim loan loss provisions exceed specified amounts. Each of the Boards of Directors has approved the transaction. The transaction is expected to be completed in the fourth quarter of 2010 and is subject to approval by the NexTier, Inc. shareholders and applicable regulatory authorities and to other customary conditions.

     Donald Shamey, Chief Executive Officer of NexTier Bank, stated, “We are extremely excited with the prospect of becoming part of the Northwest Bancshares team. Northwest has developed a superb reputation in the industry as a full-service banking organization that delivers quality products and services to its customers. We hope to leverage these strengths and the added resources that Northwest will bring to our market to better serve and greatly expand our customer base in western Pennsylvania, especially the Greater Pittsburgh market.”
     Margaret Irvine Weir, President of NexTier Bank, added, “Our goal in seeking a merger partner was to find an institution with a similar culture of caring for its employees and exceeding its customers’ expectations. We also looked for a partner with a reputation for community involvement. We are confident we have found such an institution in Northwest. We were particularly impressed that Northwest had been named one of America’s 100 Most Trustworthy Companies by Forbes and had recently been named by J.D. Power and Associates the number one bank in the Mid-Atlantic Region in its 2010 Retail Banking Customer Satisfaction Survey.”
     William J. Wagner, President and Chief Executive Officer of Northwest Bancshares Inc., stated “We are pleased to announce the merger with Nextier and the expansion of our network north of Pittsburgh. NexTier is a financial institution with a long history of exceeding its customers’ expectations while remaining a good corporate citizen in the communities it serves.” Wagner added “NexTier has historically maintained strong levels of net interest income and fee income which results from its emphasis on funding its loans with core deposits. When these components of income are combined with the synergies we expect to realize from this in—market merger, the addition of NexTier will be accretive to Northwest’s return-on-assets, return-on-equity and earnings per share. From the perspective of shareholders’ equity, the transaction is only slightly dilutive to Northwest’s tangible equity position. In addition to the positive financial impact from the merger, we are excited that our combined network of offices in Butler, Armstrong, and Allegheny Counties—39 total—will give us significant market share north of Pittsburgh.”
     Luse Gorman Pomerenk & Schick served as legal counsel to Northwest Bancshares, Inc., and Janney Montgomery Scott LLC served as financial advisor. Kirkpatrick Stockton LLP served as legal counsel to NexTier Inc., and Sandler O’Neill & Partners, L. P. served as financial advisor.
About Northwest Bancshares, Inc.
     Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancshares, Inc. has assets of $8 billion and currently operates 171 community banking facilities in Pennsylvania, New York, Maryland, Ohio and Florida. It is a full-service financial institution which features retail and commercial banking products as well as trust and investment management services, and insurance products.
About NexTier, Inc.
     Founded in 1878, NexTier, Inc. has assets of $583.7 million and shareholders’ equity of $23.0 million. NexTier Bank operates sixteen full-service banking facilities in Butler, Allegheny and Armstrong Counties in Pennsylvania. It is a full-service institution offering retail and commercial banking services, wealth management services and insurance sales.

Investor Conference Call: Executives from Northwest will host a conference call with investors and the financial community at 10:00 AM Eastern Time on Thursday, May 6, 2010 to discuss this transaction. Those wishing to participate in the call may dial toll-free 1-866-804-3546. A replay of the call will be available until May 21, 2010 by dialing 1-888-266-2081, access code 1455643. An investor presentation on this transaction is also available at the investors’ relations section of Northwest’s website www.northwestsavingsbank.com.
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The news release contains certain forward-looking statements about the proposed merger of Northwest Bancshares, Inc. and NexTier, Inc. Forward-looking statements can be identified by the fact they may include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”. These forward-looking statements are based upon the current beliefs and expectations of Northwest’s and NexTier’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies’ control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Northwest and NexTier, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Northwest and NexTier are engaged, changes in the securities markets, and other factors. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. Northwest and NexTier do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.